EXHIBIT 10.1

VERTIGRO ALGAE TECHNOLOGIES, LLC

A Texas Limited Liability Company

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

effective as of May 5, 2008

THE MEMBERSHIP RIGHTS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH MEMBERSHIP RIGHTS IS RESTRICTED.  SUCH MEMBERSHIP RIGHTS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH MEMBERSHIP RIGHTS BY THE ISSUER FOR ANY PURPOSES, UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH MEMBERSHIP RIGHTS SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (2) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL TO COMPANY.

THE MEMBERSHIP RIGHTS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTIONS AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THIS AGREEMENT AND AGREED TO BY EACH MEMBER.  SUCH RESTRICTIONS PROVIDE, AMONG OTHER THINGS, THAT NO MEMBERSHIP RIGHT MAY BE TRANSFERRED WITHOUT FIRST OBTAINING THE CONSENT OF THE BOARD, AND THAT NO VENDEE, TRANSFEREE, ASSIGNEE, OR ENDORSEE OF A MEMBER SHALL HAVE THE RIGHT TO BECOME A SUBSTITUTED MEMBER WITHOUT FIRST OBTAINING THE CONSENT OF THE BOARD.

i

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
VERTIGRO ALGAE TECHNOLOGIES, LLC
A Texas Limited Liability Company

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Agreement”) is entered into and shall be effective as of May 5, 2008 (the “Effective Date”), for good and valuable consideration, by and among the Members on the following terms and conditions:

ARTICLE 1
ORGANIZATION

SECTION 1.1     FORMATION.  Company has been organized as a limited liability company under the TBOC pursuant to the filing of the Certificate with the Secretary of State of the State of Texas.  The Members hereby subscribe to and adopt this Agreement for purposes of setting forth further terms and conditions pursuant to which Company will be organized and operated.  Except as expressly provided to the contrary in this Agreement, the rights, duties, status and liabilities of the Members, and the formation, administration, dissolution, and continuation or termination of Company, shall be as provided in the TBOC.

SECTION 1.2     NAME.  The name of Company is “Vertigro Algae Technologies, LLC,” and all Company business must be conducted in that name or such other names that comply with Law as the Members may select from time to time.

SECTION 1.3     PURPOSE AND POWERS.  The purposes of Company are (i) to develop the intellectual property, know-how, confidential processes, modifications and derivative works, and commercialization thereof arising out of patents pending for the development of the Technology, (ii) conduct such activities as may be necessary or appropriate in connection with the foregoing and (iii) to transact any and all lawful business for which a limited liability company may be organized under the TBOC, either directly or indirectly through one or more subsidiary entities.  Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of Company.

SECTION 1.4     PLACE OF BUSINESS.  The principal office of Company in the United States shall be at such place as the Members may designate, which need not be in the State of Texas, and Company shall maintain records there as required by the TBOC.  Company may have such other offices as the Members may designate.

SECTION 1.5     TERM.  The term of Company shall commence on the date of the Certificate and shall continue until the winding up and liquidation of Company and its business is completed following a Dissolution Event, as provided in Article 11.

SECTION 1.6     NO STATE-LAW PARTNERSHIP. The Members intend that Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than applicable tax Laws, and this Agreement may not be construed to suggest otherwise.

SECTION 1.7     FILINGS. The Members shall take any and all actions, including without limitation the filing of amendments to the Certificate or new certificates, necessary to perfect and maintain the status of Company as a limited liability company under the laws of the State of Texas.  The Members shall cause amendments to the Certificate to be filed whenever required by the TBOC.  Such amendments may be executed by any Officer designated by the Members.  Upon the dissolution and completion of the winding up and liquidation of Company, the Liquidator shall promptly execute and cause to be filed certificates of cancellation or dissolution in accordance with the TBOC and the laws of any other states or jurisdictions in which Company has filed certificates.

SECTION 1.8     FOREIGN QUALIFICATION.  Prior to Company’s conduct of any business in any jurisdiction other than Texas, the Board shall cause Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify Company to conduct business in that jurisdiction.  Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate for purposes of obtaining, continuing, and terminating any such qualifications.

SECTION 1.9     TITLE TO PROPERTY.  All property owned by Company shall be owned by Company as an entity and no Member shall have any ownership interest in such property in its individual name, and each Member’s interest in Company shall be personal property for all purposes.  At all times after the Effective Date, Company shall hold title to all of its property in the name of Company and not in the name of any Member.

SECTION 1.10     PAYMENT OF INDIVIDUAL OBLIGATIONS.  Company’s credit and assets shall be used solely for the benefit of Company, and no asset of Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

SECTION 1.11     MEMBER LIABILITY.  No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of Company.  A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to Company.

SECTION 1.12     NON-COMPETITION.  Without prejudice to any of the rights or obligations that may exist pursuant to the terms of any other agreement, during such time as they are Members, GGRN and VUI shall not, and shall cause each of their Affiliates not to, engage, directly or indirectly, in any business or activity that competes or reasonably could be expected to compete with the activities of Company.

SECTION 1.13     TRANSACTIONS WITH AFFILIATES.

1.13.1     General Authorization.  To the extent permitted by applicable Law and except as otherwise provided in this Agreement, the Board and the Members are hereby authorized to cause Company to purchase property from, sell property to, engage the services of, or otherwise deal with any Member, acting on their own behalf, or on behalf of their Affiliates; provided, however, that any such purchase, sale or other transaction shall be made in the ordinary course of Company’s business and shall be on terms and conditions that are commercially reasonable under the circumstances; provided, further, that each Member shall be given prompt notice following completion of any such transaction, including a reasonable description of the material terms and conditions of the transaction.

1.13.2     Lending Transactions.  Except as otherwise provided in this Agreement, each Member and their respective Affiliates thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with Company and, subject to other applicable Law, has the same rights and obligations with respect thereto as a Person who is not a Member.  The existence of these relationships and acting in such capacities shall not result in a Member being deemed to be participating in the control of the business of Company or otherwise affect the limited liability of the Member.

SECTION 1.14     OTHER INSTRUMENTS.  Each Member hereby agrees to execute and deliver to Company promptly after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, limited powers of attorney and other instruments, and to take such other action unanimously deemed necessary, useful or appropriate to comply with any laws, rules or regulations or enable Company to fulfill its responsibilities under this Agreement.

ARTICLE 2
DEFINITIONS

SECTION 2.1     DEFINITIONS.  For purposes of this Agreement, the terms set forth in Exhibit B to this Agreement shall have the meanings specified therein.

SECTION 2.2     ADDITIONAL RULES.  Unless the context shall require otherwise: (a) words importing the singular number or plural number shall include the plural number and singular number respectively; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) reference to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) reference in this Agreement to “herein,” “hereby” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole, including all Exhibits to this Agreement; (e) references to “Articles” and “Sections” refer to Articles and Sections of this Agreement; and (f) references to “Exhibits” are to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes.

ARTICLE 3
BOARD OF DIRECTORS

SECTION 3.1     BOARD COMPOSITION.

3.1.1     The Members shall appoint a board of directors (the “Board”) to oversee the business of Company. Except as otherwise set forth in this Agreement, the Board shall have the full right and authority (acting on behalf of the Members) to manage the business and affairs of Company.

3.1.2     The Board shall consist initially of four (4) directors, (a) two (2) of whom shall be appointed by GGRN and (b) two (2) of whom shall be appointed by VUI.  The initial GGRN directors shall be Douglas Frater and Elden Schorn and the initial VUI directors shall be Malcolm Glen Kertz and F. George Orr.  Each of the Members shall be entitled at any time to appoint an alternate director to replace, and/or substitute for, each director it appointed; provided that, in the event that the ownership interest of any Member is less than 30% of the Units, then the number of directors that Member shall have the right to nominate shall be reduced to one; provided, further, that in the event that the ownership interest of any Member is less than 10% of the Units, then the number of directors that Member shall have the right to nominate shall be reduced to zero.  GGRN and VUI shall cease to have rights to appoint directors pursuant to this Section 3.1 once they no longer own any Units.

3.1.3     Any of the directors or alternate(s) thereof shall be removed and/or replaced from the Board only pursuant to the instructions of the Member appointing such director; provided, however, that any director may be removed by the Board if such director commits a Criminal Act; provided, further, that such director shall be replaced by another Person nominated by the Member who originally nominated the director being replaced.

3.1.4     Except as otherwise set forth in this Agreement, the Board shall approve decisions or resolutions and grant consents only by the vote or written consent of a majority of the Board.

3.1.5     The Board shall form and appoint members to such committees as it deems appropriate and shall delegate certain of the Board’s powers to such committees; provided that the composition and voting arrangements of such committees shall reflect the Members’ respective representation on the Board.

SECTION 3.2     MEETINGS, NOTICE AND QUORUM.

3.2.1     The Board shall meet at such times as may be determined by at least three of the directors. Meetings of the Board may be held at any time at any location specified in the notice thereof in such place within or outside of the State of Texas. Reasonable and sufficient notice (which shall be at least two (2) Business Days’ notice) of each meeting shall be given to each director. Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law.

3.2.2     The Chairman of the Board shall be appointed annually from the then serving directors of the Board, with representatives of GGRN holding such position in odd numbered years and representatives of VUI holding such position in even numbered years.  The Chairman of the Board shall preside over meetings, but shall not have a deciding vote on matters which come before the Board.

3.2.3     Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting pursuant to a written consent signed by the requisite number of directors required to approve such action, and such writing or writings shall be filed with the records of the meetings of the Board and delivered by mail or facsimile to each director who did not execute such written consent. Such consent, when executed by the requisite number of directors necessary to approve the action specified therein, shall be treated for all purposes as the act of the Board.

3.2.4     At all meetings of the Board, three directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by law, the Certificate or this Agreement.

3.2.5     If, at a meeting of the Board, the directors are unable to resolve a matter brought before the Board because of a deadlocked vote, the directors shall continue to work together for a period of thirty (30) days to reach a resolution on the matter.  If after this thirty (30) day period, the directors are unable to resolve such matter, members of the management of GGRN and VUI shall intercede and attempt to assist in resolving such matter for an additional thirty (30) day period.  If after this additional thirty (30) day period, there is still no resolution on such matter, such matter shall be resolved in accordance with the arbitration provisions of Section 12.2 hereof.

SECTION 3.3     CERTAIN LIMITATIONS ON THE AUTHORITY OF THE BOARD.  Notwithstanding anything to the contrary contained herein, the Board shall not have the authority or right to do or undertake any of the following (or to authorize or permit, by action or inaction, any of the following to be done) for and on behalf of Company, without obtaining the approval of a Required Interest:

3.3.1     amend the Certificate;

3.3.2     approve any merger, consolidation or other form of reorganization of Company, or enter into any plan of merger, consolidation, reorganization or dissolution of Company;

3.3.3     increase the number of directors on the Board;

3.3.4     approve the annual business plan or budget of Company;

3.3.5     windup and dissolve Company; or

3.3.6     terminate the License Agreement.

SECTION 3.4     OFFICERS.  Company shall have such Officers, with such titles, responsibilities, and authority, as the Board may determine from time to time.  Any such Officers shall serve at the discretion of the Board for such term as may be determined from time to time.  The initial Officers shall be (i) Malcolm Glen Kertz, Chief Executive Officer of Technology, (ii) Douglas Frater, Chief Executive Officer of Operations, (iii) Craig Harting, Chief Operating Officer and (iv) F. George Orr, Chief Financial Officer.

ARTICLE 4
MEMBERS

SECTION 4.1     ONE CLASS OF MEMBERS.  There shall be one class of Members.  The respective ownership interests held by the Members shall be represented by Units shown for each Member on Exhibit A to this Agreement, as amended from time to time pursuant to the terms and conditions of this Agreement.

SECTION 4.2     VOTING RIGHTS.  The Members shall have only such voting rights as are specifically provided to the Members in this Agreement and as are required by the TBOC.  The Members shall hold the relative voting power in accordance with their Percentage Interests, and will be entitled to vote on matters presented to the Members for approval based on such relative voting power.

SECTION 4.3     ANNUAL MEETINGS.  The annual meeting of the Members shall be held on such day and at such time as shall be agreed to unanimously by the Members, and shall be for the purpose of transacting such business as may come before the meeting.

SECTION 4.4     SPECIAL MEETINGS.  Special meetings of the Members may be called upon the written request of any Member.

SECTION 4.5     TIME AND PLACE OF MEETING.  All meetings of Members for any purpose may be held at the time and place within or without the State of Texas as stated in the notice of the meeting or in a duly executed waiver of notice of the meeting.

SECTION 4.6     NOTICE OF ANNUAL MEETINGS.  Notice stating the place, date and time of each annual meeting shall be delivered not less than ten (10) nor more than sixty (60) Days before the date of the annual meeting to each Member of record entitled to vote at such annual meeting.  Any proper matter may be presented for consideration at an annual meeting of the Members, even though the matter is not described in the notice for the meeting.

SECTION 4.7     NOTICE OF SPECIAL MEETING.  When a special meeting of the Members is called with notice, such notice shall be delivered not less than three (3) nor more than sixty (60) Days before the date of the special meeting to each Member of record entitled to vote at such meeting.  The purpose for the meeting shall be set forth in the notice.  Any proper matter may be presented for consideration at a special meeting of the Members, even though the matter is not described in the notice for the meeting.

SECTION 4.8     WAIVER OF NOTICE BY ATTENDANCE.  The attendance of a Member at a meeting shall constitute a waiver of notice of such meeting by the Member, except when a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Except as may be otherwise provided by Law, the Certificate, or this Agreement, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members must be specified in the notice of or any waiver of notice of such meeting.

SECTION 4.9     QUORUM AND ADJOURNMENT.  Unless otherwise specifically provided by Law, the Certificate, or this Agreement, Members holding a Required Interest shall constitute a quorum for the transaction of business at any meeting of the Members.  If less than a quorum is present at any meeting of Members, the Members present at the meeting may adjourn the meeting from time to time, without notice other than announcement of the adjournment at the meeting, until a quorum is present.

SECTION 4.10     RECORD DATE.  For the purpose of determining the Members entitled to vote on any matters coming before any meeting of the Members, or any adjournment thereof, the Board may fix, in advance, a date as the record date for any such determination.  Such date shall not be more than 30 or less than ten (10) Days before any such meeting.

SECTION 4.11     MANNER OF ACTING.  Except as otherwise provided herein, the vote of Members holding a Required Interest shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by this Agreement, by Law or by the Certificate.

SECTION 4.12     PRESUMPTION OF ASSENT.

4.12.1     General.  A Member who is present at a meeting of the Members at which action on any matter is taken shall be presumed to have assented to the action unless the Member’s dissent shall be entered in the minutes of the meeting, or unless the Member either files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or forwards such dissent by registered mail to Company immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Member who voted in favor of such action.

4.12.2     Written Consent Action.  Company may solicit approval of any proposed action requiring the approval of the Members, including any proposed actions covered by Section 4.12, by delivery of notice (pursuant to Section 13.4) to the Members seeking written consent of the Members in accordance with Section 6.202 of the TBOC.  If a Member does not indicate approval or rejection of the proposed action to Company within ten (10) Business Days after delivery of the notice, the Member will be conclusively presumed to have approved the proposed action for all purposes under this Agreement.

SECTION 4.13     TELEPHONE CONFERENCE.  The Members may participate in and hold a meeting of the Members by means of conference telephone or other similar communications equipment pursuant to which all persons participating in the meeting can hear each other.  Subject to Section 4.8, participation in a meeting pursuant to this section constitutes presence in person at such a meeting.

SECTION 4.14     RESPONSIBILITIES.   Until otherwise determined by the Board, the Members shall provide the following services to the Company:

(a)     GGRN shall provide operational management services, which will include, with respect to the business of the Company and the Technology, project management, commercialization, business development, sales and marketing, engineering, manufacturing, project delivery, customer and operations and after sales services, as described in the Commercialization Business Plan to be prepared by GGRN and approved by the Board.

(b)     VUI shall provide technical development and support and facility management services at the Company’s research and development facilities in support of the Technology, as described in the Development Plan to be prepared by VUI and approved by the Board.

(c)     Both GGRN and VUI shall be paid by the Company for all costs and expenses incurred in connection with the services provided pursuant to this Section 4.14.

ARTICLE 5
INDEMNIFICATION AND INSURANCE

SECTION 5.1     GENERAL.  Company shall indemnify, defend, protect, and hold harmless each past or present Officer, director, employee and agent to the fullest extent permitted and in the manner provided by the TBOC from and against all actions, suits, or proceedings, and all other claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs, and expenses (including court costs and reasonable attorneys’ fees), arising out of the management of Company or such person’s service or status as an Officer, director, employee or agent.  THIS INDEMNITY SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY BY SUCH OFFICER, DIRECTOR, EMPLOYEE OR AGENT; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL NOT APPLY TO MATTERS ARISING OUT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF THIS AGREEMENT BY SUCH PERSON.  Such indemnification shall not be deemed exclusive of any other rights to which such persons may be entitled, under this Agreement, other agreements, vote of disinterested Members, or otherwise, both as to actions taken in their official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such persons.  Company shall have the power to enter into agreements providing for indemnification by Company of current or former Officers, directors, employees and agents or any other person of or who served any predecessor company, corporation, partnership, joint venture, trust or other enterprise from and against any and all expenses, liabilities or other matters.  Company may purchase liability insurance for purposes of satisfying its obligations under this Section 5.1.  No amendment, modification, or repeal of this provision will apply to or adversely affect any right or protection of any Officer, director, employee or agent of Company hereunder for or with respect to any acts or omissions of such Officer, director, employee or agent occurring prior to such amendment, modification or repeal.

SECTION 5.2     INSURANCE.  Company may purchase and maintain, at its own expense, insurance to protect itself and any person who is serving as an Officer, director, employee, or agent of Company, or is or was serving at the request of Company as a manager, director, partner, Officer, proprietor, trustee, employee, agent or other similar functionary of another domestic or foreign entity or enterprise against any claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs, and expenses whether or not Company would have the power to indemnify such person against such amounts under this Article 5.

ARTICLE 6
CAPITAL STRUCTURE AND CONTRIBUTIONS

SECTION 6.1     ORIGINAL CAPITAL CONTRIBUTIONS.  The Percentage Interests and Original Capital Contributions of each of the Members as of the Effective Date are set forth on Exhibit A.  Company shall maintain a Capital Account for each Member in accordance with the requirements of Section 1.704-1(b) of the Regulations and the definition of “Capital Account” set forth in Exhibit B.

SECTION 6.2     ADDITIONAL CAPITAL CONTRIBUTIONS.  The Members shall make Additional Capital Contributions from time to time as the Board determines is necessary or desirable to accomplish the purposes and objectives of Company.  Such Additional Capital Contributions shall be made in proportion to the Percentage Interests then held by each of the Members, except as the Members otherwise unanimously agree otherwise.  Additionally, any Member may, with the approval of the Board and each other Member, make additional Capital Contributions to Company at any time and from time to time; provided, however, that each other Member shall be given at least five (5) Days advance notice of any such proposed additional contribution, including a statement of the fair market value of the proposed additional contributions, and an opportunity to itself make additional Capital Contributions.  The Percentage Interests held by each Member shall not be adjusted in connection with any additional Capital Contribution, except as otherwise is provided by this Agreement or determined by a Required Interest.

SECTION 6.3     FAILURE TO MAKE CAPITAL CONTRIBUTIONS.

6.3.1     General.  A Member shall be in default under this Agreement if the Member (“Defaulting Member”) does not timely make the capital contributions contemplated by this Agreement when required (whether such capital contribution is an Original Capital Contribution or an Additional Capital Contribution).  In such case, the Non-Defaulting Members may elect any one or more of the following remedies:

(a)     the Non-Defaulting Members may advance funds to Company to satisfy the Defaulting Member’s capital contribution obligation.  Such advances shall constitute nonrecourse loans owed by the Defaulting Member to the Non-Defaulting Members, and shall bear interest at the rate of the greater of 12% per annum or the Prime Rate plus 5%, payable monthly (but not in excess of the Highest Applicable Rate).  For any period during which such loans are outstanding, all cash distributions otherwise distributable to the Defaulting Member under this Agreement shall instead be paid to the Non-Defaulting Members making such loans until the loans and interest thereon are paid in full.  Such loans shall be evidenced by promissory notes, and shall be due and payable by the Defaulting Member one year from the date on which the loans are made.  Any amounts repaid on such loans prior to such one year anniversary shall first be applied to interest and thereafter to principal.  If after one year, any principal or interest remains due and payable on such loan, the Defaulting Member shall be required to (i) Transfer all or a portion of the Membership Rights, as applicable, issued in connection with the Additional Capital Contribution in satisifaction of the principal due and payable on the promissory note and (ii) pay the interest due and payable on such date to the Non-Defaulting Members in cash.  Effective upon a Member becoming a Defaulting Member, the Defaulting Member hereby grants to the Non-Defaulting Members who advance funds pursuant to this Section 6.3.1(a) a security interest in the Defaulting Member’s Membership Rights to secure the Defaulting Member’s obligation to repay such advances, and hereby agrees to execute and deliver a promissory note as described above together with a security agreement and such financing statements and other instruments as the Non-Defaulting Members may reasonably request.  All Non-Defaulting Members shall have the right and be given the opportunity to make the advances contemplated by this Section 6.3.1(a).  The procedures set forth in Section 6.3.2 shall be applicable for this purpose.  The advances made pursuant to this Section 6.3.1(a) shall be made in proportion to the relative Percentage Interests then held by the Non-Defaulting Members making such advances, except as such Non-Defaulting Members otherwise agree; or

(b)           the Non-Defaulting Members may make Additional Capital Contributions to Company to cover the amount of the Defaulting Member’s capital contribution obligation.  The Percentage Interests thereafter shall be adjusted to take into account such additional Capital Contributions.  All Non-Defaulting Members shall have the right and be given the opportunity to make the contributions contemplated by this Section 6.3.1(b).  The procedures set forth in Section 6.3.2 shall be applicable for this purpose.  The contributions made pursuant to this Section 6.3.1(b) shall be made in proportion to the relative Percentage Interests then held by the Non-Defaulting Members making such contributions, except as such Non-Defaulting Members otherwise agree.

6.3.2     Selection of Remedies.  Promptly following the occurrence of an event of default referenced above in Section 6.3.1, notice shall be given to the Non-Defaulting Members (“Default Notice”) describing the material facts and circumstances associated with the event of default and proposing the adoption of any one or more of the remedies contemplated in Section 6.3.1, which remedy shall be selected by the vote of at least a majority of the Non-Defaulting Members.

6.3.3     Acknowledgment.  Each Member hereby acknowledges and agrees that the remedies described in this Section 6.3 bear a reasonable relationship to the damages that the Members estimate may be suffered by Company and the Non-Defaulting Members by reason of the failure of a Defaulting Member to make a Capital Contribution, and the election of any or all of the remedies provided in this Section 6.3 is not unreasonable under the circumstances existing as of the Effective Date.

6.3.4     No Waiver.  Any election made under this Section 6.3 shall not constitute a waiver or limitation of the right to pursue any additional or different remedy or remedies available hereunder or under law or equity with respect to any event of default.

SECTION 6.4     WITHDRAWAL OF CAPITAL.  Except as otherwise provided in this Agreement or the TBOC, no Member shall demand or receive a return of its Capital Contributions, or otherwise withdraw from Company, without the unanimous consent of the Board and the other Members.  In this regard, no Member shall receive any interest, compensation or drawing with respect to the Member’s Capital Contributions or Capital Account (or for services rendered on behalf of Company or otherwise in such Member’s capacity as Member), except as otherwise specifically provided in this Agreement.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, except as otherwise specifically provided in this Agreement.  No Member shall have any personal liability for the repayment of any Capital Contributions of any Member.

SECTION 6.5     LOANS.

6.5.1.     Subject to Section 1.13, any Member or Affiliate of a Member, may, with the approval of the Board, lend or advance money to Company.  The amount of any such loan or advance shall not be treated as a contribution to the capital of Company but shall be a debt due from Company.  The amount of any such loan or advance by a lending Member, or Affiliate of a Member, shall be repayable out of Company’s cash and shall bear interest at a commercially reasonable rate as is determined by the other Members after taking into consideration, without limitation, prevailing interest rates and the interest rates that the Member, or Affiliate of the Member, is required to pay in the event the Member, or Affiliate of the Member, has itself borrowed the funds loaned or advanced to Company, and the terms and conditions of any such loan, including the rate of interest, shall be no less favorable to Company than if the Member, or Affiliate of the Member, had been an independent third party.  None of the Members shall be obligated to make any loan or advance to Company.

SECTION 6.6     ISSUANCE OF UNITS.

6.6.1     Authorized Units.  Company is authorized to issue 10,000,000 Units.

6.6.2     Certificates For Units.  All Units shall initially be uncertificated.  Ownership certificates representing Units shall be issued from time to time as may be determined is necessary or appropriate, and shall be in such form, not inconsistent with the requirements of law and the Certificate.  All certificates shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the Units represented thereby are issued, with the number of Units and date of issue, shall be entered on the Unit transfer books of Company.  All certificates surrendered to Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of Units shall have been surrendered and canceled, except that in the case of a lost, destroyed, or mutilated certificate a new one may be issued upon such terms and indemnity to Company as the other Members may prescribe.

6.6.3     Unit Transfers.  Except as otherwise specifically provided in this Agreement, the person in whose name Units stand on the books of Company shall be deemed by Company to be the owner thereof for all purposes.  Exhibit A shall be revised to reflect the permitted transfer of any Units.

SECTION 6.7     PREEMPTIVE RIGHTS.

6.7.1     If, following the date of this Agreement, Company proposes to issue additional Units, or any options, rights or warrants to purchase equity securities or any securities convertible or exchangeable into (collectively, “Derivative Securities”) Units, Company shall provide written notice to each Member of such anticipated issuance no later than twenty (20) Business Days prior to the anticipated issuance date.  Such notice shall set forth the material terms and conditions of the issuance, including the proposed purchase price for such new Units (or Derivative Securities, as the case may be) and the anticipated issuance date. Each Member shall have the right to purchase up to its pro rata portion of such new issuance at the price and on the terms and conditions specified in Company’s notice by delivering an irrevocable written notice to Company no later than five (5) Business Days before the anticipated issuance date, setting forth the number of such new Units (or Derivative Securities, as the case may be) for which such right is exercised. Such notice shall also include the maximum number of new Units (or Derivative Securities, as the case may be) such Member would be willing to purchase in the event any other Member elects to purchase less than its pro rata portion of such Units (or Derivative Securities, as the case may be). If any Member elects not to purchase its full pro rata portion of such new Units (or Derivative Securities, as the case may be), Company shall allocate any remaining amount pro rata among those Members holding Units who have indicated in their notice to Company a desire to purchase such Units (or Derivative Securities, as the case may be).

6.7.2     In the event Members do not purchase all such new Units (or Derivative Securities, as the case may be) in accordance with the procedures set forth in Section 6.7.1 hereof, Company shall have sixty (60) Days after the expiration of the anticipated issuance date to sell to other Persons the remaining new Units at the price and on the terms and conditions specified in Company’s notice to the Members pursuant to Section 6.7.1 hereof. If Company fails to sell such Units (or Derivative Securities, as the case may be) within sixty (60) Days of the anticipated issuance date provided in the notice given to Members pursuant to Section 6.7.1 hereof, Company shall not thereafter issue or sell any Units (or Derivative Securities, as the case may be) without first offering such Units (or Derivative Securities, as the case may be) to the Members in the manner provided in Section 6.7.1 hereof. Company shall amend Exhibit A to reflect the purchase by any Person of Units (or Derivative Securities, as the case may be) in accordance with the terms of this Section 6.7.

6.7.3     The election by a Member not to exercise its preemptive rights under this Section 6.7 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any future issuances under this Section 6.7. Any sale of such securities by Company without first giving the Members the rights described in this Section 6.7 shall be void and of no force and effect.

SECTION 6.8     SECURITIES LAW REPRESENTATIONS.  Each Member hereby represents and warrants to Company, the Board and each other Member that (i) the Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act, (ii) the Member understands that such Member’s Membership Rights have not, and may never be, registered under the Securities Act, or under any state securities laws, (iii) the Member’s Membership Rights are being acquired for the Member’s own account for investment and not for resale or distribution of such Membership Rights, (iv) the Member has the knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of approving this Agreement and the transactions contemplated herein, including the acquisition of the Member’s Membership Rights, (v) the Member is able to bear the economic risks and lack of liquidity inherent in holding the Member’s Membership Rights, (vi) the Member has been, or has had the opportunity to be, represented by legal counsel in connection with this transaction, (vii) the Member and the Member’s advisors, including legal counsel, have been given the opportunity to ask questions of, and receive answers from, Company, the other Members, and their representatives concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of Company, (viii) the Member has received certain information concerning Company, and the Member and the Member’s advisors have had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Membership Rights, (ix) the Member has made such inquiries directly and/or through the Member’s advisors in making a decision to approve this Agreement and the transactions contemplated herein as the Member has deemed necessary and advisable, and (x) the Member understands and agrees that the Member’s Membership Rights may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws.

ARTICLE 7
DISTRIBUTIONS

SECTION 7.1     DISTRIBUTIONS OF NET CASH FLOW.   Except as otherwise provided in this Agreement, the Board shall cause Company to distribute, from time to time in its discretion, Net Cash Flow to the Members in the following order of priority:

7.1.1     First, 70% to GGRN and 30% to VUI until such time as GGRN has received, taking into account only distributions under this Section 7.1 and only taking into account amounts received in excess of its Percentage Interest, an aggregate amount equal to $3,000,000; and

7.1.2     Thereafter, to the Members in accordance with their Percentage Interests

SECTION 7.2     MINIMUM TAX DISTRIBUTIONS(a)           .  In order to allow the Members to satisfy U.S. federal income tax obligations associated with Company’s activities for each Fiscal Year, Company shall distribute amounts pursuant to this Section 7.2 such that the amounts distributed to each Member with respect to each Fiscal Year pursuant to Section 7.1 and this Section 7.2 shall not be less than the smallest amount necessary so that the aggregate amount of all distributions made to a Member under Section 7.1 and this Section 7.2 as of the end of any Tax Allocation Period equals such Member’s Hypothetical Tax Amount.  Company shall make a cash distribution of the amounts contemplated in this Section 7.2 to the Members no later than (a) ten (10) Days after the end of each Tax Allocation Period that constitutes a period for which an individual estimated federal income tax payment is due, and (b) ninety (90) Days after the end of each Tax Allocation Period that constitutes a Fiscal Year.  All distributions pursuant to this Section 7.2 shall be treated as advances by Company to the distributee Member, with the next subsequent distributions to such Member pursuant to Sections 7.1, 11.3.1(c) and/or 11.4 being reduced as necessary until such deemed advances have been repaid.

SECTION 7.3     AMOUNTS WITHHELD.  All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution, or allocation to Company or the Members and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Member or any Person owning an interest, directly or indirectly, in such Member shall be treated as amounts actually distributed to the Member with respect to which such amount was withheld pursuant to this Article 7 for all purposes under this Agreement.  Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE 8
ALLOCATIONS

SECTION 8.1     PROFITS.  After giving effect to the special allocations set forth in Sections 8.3 and 8.4 below, Profits for any Allocation Year shall be allocated in the following order and priority:

(a)           First, 100% to the Members to the extent of the amount equal to the remainder, if any, of (i) the cumulative Losses allocated to the Members pursuant to Section 8.2.2 for all prior Allocation Years, over (ii) the cumulative Profits allocated to the Members pursuant to this Section 8.1(a) for all prior Allocation Years; and

(b)           The balance, if any, among the Members in proportion to their Percentage Interests.

SECTION 8.2     LOSSES.

8.2.1     General.  After giving effect to the special allocations set forth in Sections 8.3 and 8.4 below (and subject to Section 6.8 and addendums to this Agreement with respect to Special Projects), Losses for any Allocation Year shall be allocated among the Members in proportion to their Percentage Interests.

8.2.2     Limitation.  The Losses allocated to a Member pursuant to Section 8.2.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year.  All Losses in excess of the limitations set forth in this Section 8.2.2 shall be allocated to other Members to whom the Losses can be allocated in compliance with this Section 8.2.2, if any.

SECTION 8.3     SPECIAL ALLOCATIONS.  The following special allocations shall be made for purposes of maintaining Capital Accounts:

(a)     Minimum Gain Chargeback.  Notwithstanding any other provision of this Article 8, if there is a net decrease in Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) to the extent required and in the manner provided by Regulations Section 1.704-2(f).  This Section 8.3(a) shall be interpreted and applied in such a manner as to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f).

(b)     Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Article 8 except Section 8.3(a), if there is a net decrease in Member Nonrecourse Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) to the extent required and in the manner provided by Regulations Section 1.704-2(i)(4).  This Section 8.3(b) shall be interpreted and applied in such a manner as to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4).

(c)     Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 8.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 8 have been tentatively made as if this Section 8.3(c) were not in the Agreement.

(d)     Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Allocation Year, or in the event any Member would have a deficit Capital Account in connection with the receipt of distributions made to the Member in accordance with Section 11.3.1(c), which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 8 have been made as if Section 8.3(c) and this Section 8.3(d) were not in the Agreement.

(e)     Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f)     Nonrecourse Deductions.  Nonrecourse Deductions for any Allocation Year shall be specially allocated among the Members in proportion to their Percentage Interests.

(g)     Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), such adjustment shall be treated as an item of gain (if the adjustment is an increase) or loss (if the adjustment is a decrease), and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(h)     Taxable Issuances of Membership Interests.  Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Interest by Company to a Member (“Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

SECTION 8.4     CURATIVE ALLOCATIONS.  The allocations set forth above in Section 8.2.2 and Sections 8.3(a) to 8.3(g) (“Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 8.4.  Therefore, notwithstanding any other provision of this Article 8 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 8.1, Section 8.2.1 and Section 8.3(h).  In exercising their discretion under this Section 8.4, the Members shall take into account future Regulatory Allocations under Sections 8.3(a) and (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.3(e) and (f).

SECTION 8.5     OTHER ALLOCATION RULES.

8.5.1     Application of Section 8.3.  The special allocations provided in Section 8.3 are intended to comply with the provisions of Regulation Section 1.704-2 and are to be interpreted and applied to accomplish that result; provided, however, that to the extent possible, the special allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members in such a manner that the net amount of the allocations to each Member shall be the same as such Member’s distributive shares of Profit and Losses would have been had the events requiring the special allocations not occurred.  The Members shall have reasonable discretion to apply the provisions of Section 8.3 in whatever order is likely to minimize the economic distortions that otherwise might result from the application of the special allocation provisions; provided, however, that the Members shall apply the special allocations in the order set forth in Section 8.3 to the extent that doing so does not have a material adverse effect on the Members.

8.5.2     Timing of Allocations.  Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article 8 as of the last day of each Fiscal Year; provided, however, that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company Property are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value.”

8.5.3     Determination of Profits and Losses.  For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

8.5.4     Acknowledgment of Tax Consequences.  Each Member hereby acknowledges awareness of the tax consequences of the allocations made by this Article 8 and agrees to be bound by the provisions of this Article 8 in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by Law.

8.5.5     Excess Nonrecourse Liabilities.  Solely for purposes of determining the Members’ proportionate shares of the “excess nonrecourse liabilities” of Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Profits shall be in proportion to their Percentage Interests.

8.5.6     Distribution of Certain Proceeds.  To the extent permitted by Regulations Section 1.704-2(h)(3), the Members shall endeavor not to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt, but only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

8.5.7     Safe Harbor Election.  In the event the Tax Matters Member makes the election contemplated by Section 10.3.2, Profits and Losses shall be allocated in a manner that satisfies the requirements for such election, including any forfeiture allocations required by proposed Section 1.704-1(b)(4)(xii)(b)(1) of the Regulations and the revenue procedure contemplated by Internal Revenue Service Notice 2005-43 (or the corresponding provisions of any final Regulations and associated guidance by the Treasury Department and the Internal Revenue Service regarding the tax consequences associated with the issuance or transfer of Membership Rights in exchange for the performance of services).

SECTION 8.6     TAX ALLOCATIONS: SECTION 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of Company shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of “Gross Asset Value”).  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 8.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.  Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Allocation Year.

ARTICLE 9
TRANSFERS

SECTION 9.1     GENERAL RESTRICTIONS.  Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Membership Rights without the unanimous consent of all Members.

SECTION 9.2     BUY OUT EVENTS.

9.2.1     Upon the occurrence of a Buy-Out Event with respect to any Member (“Selling Member”), the other Members shall have the right, but not the obligation, to purchase all of the Membership Rights of the Selling Member, and the Selling Member shall have the obligation to sell such Membership Rights upon an exercise of any such option, under terms and conditions set forth in this Section 9.2.  For these purposes, a “Buy-Out Event” occurs with respect to any Member upon the first to occur of any of the following: (a) the Bankruptcy of the Member; (b) the breach by the Member of any material provision of this Agreement and the failure of the Member to cure such breach within thirty (30) Days after notice thereof from Company; or (c) the occurrence of a Change of Control with respect to such Member.  Company shall send notice to all Members of a Buy-Out Event promptly upon learning of its occurrence (“Buy-Out Notice”).

9.2.2     Member Rights.  Each Member other than the Selling Member (the “Option Members”) shall have the right, but not the obligation, to purchase the portion of the Selling Member’s Interest that the Percentage Interest held by the Option Member bears to the Percentage Interest held by all Option Members, or such other portion as the electing Option Members mutually agree in writing.  If no Members elect to exercise their rights under this Section 9.2.2, it shall be deemed a Dissolution Event pursuant to Section 11.1(b).

9.2.3     Purchase Price and Terms.  For purposes of the rights and obligation provided under this Section 9.2, the purchase price shall be the Fair Market Value of the Interest at the end of the calendar month immediately preceding the calendar month in which the event triggering application of this Section 9.2 occurs.  Payment of the purchase price for an Interest acquired pursuant to this Section 9.2 shall, at the election of the Option Members, be made to the Selling Member pursuant to either of the following two methods:

(a)     cash on the closing date equal in amount to the full purchase price otherwise determined under this Section 9.2; or

(b)     (i) cash on the closing date in an amount equal to 10% of the full purchase price otherwise determined under this Section 9.2, and (ii) the issuance by the purchasing party of a secured nonrecourse promissory note for the remaining 90% of the purchase price, the terms of which shall (A) require payment in equal annual installments on the next three (3) consecutive anniversaries of the closing date, (B) require the accrual of interest on the unpaid portion of the promissory note at the Prime Rate, compounded semi-annually from the closing date, adjusted after the closing date on the first day of each January and July (with the initial interest rate equal to the Prime Rate in effect on the closing date), (C) require the payment of all such interest accrued through the date on which each installment under the promissory note is due simultaneously with each such installment, (D) provide that payment of amounts due under the promissory note will be secured by a pledge of the purchased Interest, and (E) provide such other commercially reasonable terms and conditions as are customary and appropriate for transactions of this nature and character.

9.2.4     Closing.  The closing of the purchase shall occur not later than fifteen (15) Business Days after the date of the Buy-Out Notice.  At the closing, the Selling Member shall deliver at such closing, against payment of the purchase price therefor, good title to the Units to be sold, free and clear of liens, encumbrances and adverse claims with respect thereto and such other documents as are deemed reasonably necessary by the Option Members or Company for the proper Transfer of such Units on the books of Company.  In addition, the Selling Member shall be required to repay in full any indebtedness owed to Company as of the closing date, including all accrued and unpaid interest.  Company shall also its reasonable efforts to obtain a release of any guarantees or other forms of indemnity which the Selling Member had previously given in respect of any obligation of Company.

9.2.5     Remedies.  In the event that a Member violates, or attempts or threatens to violate, the requirements of this Section 9.2, the other Members shall, to the extent permitted by applicable Law, be entitled to (i) obtain injunctive relief, (ii) obtain a decree compelling specific performance, and/or (iii) obtain any other remedy legally allowed to them.

SECTION 9.3     RIGHT OF FIRST OFFER.

(a)     Following the one (1)-year anniversary of the date hereof, any Member may Transfer all or any portion of its Membership Rights to any Person; provided, other than in connection with a Transfer consequent upon the exercise of rights set forth in Section 9.2 hereof, upon any such proposed Transfer of Membership Rights by a Member (any such Member, a “Transferring Member”), each other Member (a “Non-Transferring Member”) shall have a right of first offer over such Membership Rights, which shall be exercised in the manner set forth in this Section 9.3; provided further, that Members shall not be permitted to Transfer all or or any portion of their Membership Rights at any time to a Person that is, or is an Affiliate of, a competitor (as determined by the Board) of the business of the Company without the prior approval of each other Member.

(b)     The Transferring Member shall provide Company and each Non-Transferring Member with a written notice (a “Proposed Transfer Notice”) of its desire to Transfer such Membership Rights. The Proposed Transfer Notice shall specify the Membership Rights such Transferring Member wishes to Transfer.

(c)     Each Non-Transferring Member shall have a period of twenty (20) Days following the receipt of the Proposed Transfer Notice to offer irrevocably to purchase such Membership Rights for cash consideration (an “Offer”) by delivering to the Transferring Member a written notice stating its desire to purchase such Membership Rights, its proposed cash purchase price for such Units and any other material terms and conditions of its proposed purchase.

(d)     In the event that the Transferring Member elects to accept an Offer (provided, that the Transferring Member may only accept the highest Offer, and, if more than one Offer is the same, the Transferring Member must accept such Offers on a pro rata basis), the Transferring Member and the Non-Transferring Member(s) whose Offer is accepted shall take such action as may be necessary to enter into a definitive agreement, which will include the terms of the Offer, within sixty (60) Days of the date of acceptance by the Transferring Member(s). The Transferring Member(s) will provide representations, warranties, covenants and indemnities in its individual capacity in connection with such transaction, and such representations, warranties, covenants and indemnifications shall be limited to customary fundamental representations and warranties in transactions of this type.

(e)     If no Offer is made, the Transferring Member may Transfer the Membership Rights to any Person within sixty (60) Days following such twenty (20)-Day period specified in Section 9.3(c) above.

(f)     The closing for any transaction pursuant to this Section 9.3 shall be in accordance with the terms of Section 9.2.4, as applicable.

SECTION 9.4     TRANSACTION VOID.    If an Interest in Company that is covered by this Article 9 is purportedly sold, assigned, transferred, or otherwise disposed of in a transaction that is not in compliance with the requirements of this Article 9, such purported sale, assignment or transfer shall be void and have no force or effect.

ARTICLE 10
BOOKS, RECORDS, AND ACCOUNTING

SECTION 10.1     MAINTENANCE OF BOOKS AND RECORDS.  Company shall maintain at its principal place of business separate books of account for Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of Company and the operation of Company business in accordance with this Agreement.

SECTION 10.2     ACCESS TO BOOKS AND RECORDS.  Any Member, or any agents or representatives of any Member, at the Member’s own expense and with notice to the Board, may examine, copy and audit the books and records of Company and make copies of and abstracts from the financial and operating records and books of account of Company, and discuss the affairs, finances and accounts of Company with the independent accountants of Company, all at such reasonable times and as often as such Member or any agents or representatives of such Member may reasonably request.  The rights granted to a Member pursuant to this Section 10.2 are expressly subject to compliance by such Member with the confidentiality procedures and guidelines of Company, as such procedures and guidelines may be established from time to time by the Board; provided, however, that any information provided pursuant to this Section 10.2 shall be deemed to be confidential for all purposes unless otherwise determined by the Board in its sole discretion, and no Member shall disclose the contents thereof to any Person without the express written permission of the Board.  All confidential information respecting Company shall be returned to Company or destroyed by any Member immediately once such Member ceases to own any Units.

SECTION 10.3     TAX MATTERS.

10.3.1     Tax Elections. F. George Orr shall be designated as the “tax matters partner” of Company pursuant to Section 6231(a)(7) of the Code. (Any Person who is designated as the “tax matters partner” is referred to herein as the “Tax Matters Member.”)  The Tax Matters Member is authorized to make any and all elections for federal, state, local and foreign tax purposes including, without limitation, any election, if permitted by applicable Law: (i) to adjust the basis of Company Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Company interests and Company distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to Company’s federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting Company and the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of Company and the Members; provided, however, that the Tax Matters Member shall not, without the consent of a Required Interest, do any of the following: (a) enter into a settlement agreement with the Internal Revenue Service which purports to bind Members other than Members holding at least a majority of Percentage Interests; (b) file a petition as contemplated in Section 6226(a) or 6228 of the Code, (c) intervene in any action as contemplated by Section 6226(b) of the Code, or (d) file any request contemplated by Section 6227(b) of the Code.  The Tax Matters Member is specifically authorized to act in such capacity on behalf of Company under the Code and in any similar capacity under state or local law.

10.3.2     Interests Issued In Exchange For the Performance of Services.  Following the promulgation, if any, of final Regulations and associated guidance by the Treasury Department and the Internal Revenue Service regarding the tax consequences associated with the issuance or transfer of Membership Rights in exchange for the performance of services, the Tax Matters Member shall make the election contemplated by proposed Section 1.83-3(l) of the Regulations and the revenue procedure contemplated by Internal Revenue Service Notice 2005-43 (or the corresponding provisions of any such final Regulations or associated guidance) in connection with the issuance or transfer by Company of any Membership Rights in exchange for the performance of services.  Company and each Member (including the Member obtaining an Interest in exchange for the performance of services) shall comply with all requirements associated with any such election while the election remains effective.

10.3.3     Tax Returns.  Company shall furnish each Member with such items as may be required under and in accordance with applicable tax law.  Upon written request by a Member, Company also shall either allow a Member an opportunity to review, or furnish to the Member a copy of, the income tax returns filed by Company, together with any schedules and other information that are relevant to such Member’s own tax affairs.

SECTION 10.4     FINANCIAL STATEMENTS AND REPORTS.

10.4.1     The books of account and records of Company shall be audited as of the end of each Fiscal Year by Company’s independent certified public accountants. Company’s independent public accountants shall be an independent certified public accounting firm selected from time to time by the Board. All reports to be provided pursuant to this Section 10.4 shall be prepared in accordance with United States generally accepted accounting principles, with a reconciliation to Canadian generally accepted accounting principles.

10.4.2     As soon as practicable after the end of each Fiscal Year, Company shall prepare or cause to be prepared, and shall deliver to the Board and mail to each Member an audited report setting forth at the end of such Fiscal Year the following: a balance sheet of Company; an income statement of Company; a statement of the changes of Company’s capital; and a statement of changes in cash flow of Company.

10.4.3     Upon the request of the Members holding at least 20% of the Units, Company shall prepare or cause to be prepared, and shall deliver to the Board and mail to each Member monthly and/or quarterly operating reports, an unaudited consolidated balance sheet and an unaudited consolidated income statement of Company.

10.4.4     Company shall deliver to the Board the proposed annual budget of Company for the upcoming Fiscal Year and each of the next three Fiscal Years no later than thirty (30) Days prior to the end of each Fiscal Year and such other information relating to the business, financial condition or operations of the Board as may be requested.

SECTION 10.5     BANKING.  All funds of Company shall be deposited in Company’s name, in such account or accounts with such financial institutions as may be approved by the Board from time to time.  Withdrawals of funds from Company accounts shall be made on such signature or signatures as the Board may approve from time to time.

SECTION 10.6     NO BILL OF ACCOUNTING.  To the fullest extent permitted by law, each Member covenants that it will not (except with the written consent of the Board) file a bill for Company accounting.

ARTICLE 11
DISSOLUTION AND WINDING UP

SECTION 11.1     DISSOLUTION EVENTS.  Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Dissolution Event”):

(a)     the sale or exchange of all or substantially all of Company’s ownership interest in the Technology;

(b)     the failure of the Members to purchase the Selling Member’s Interests upon the occurrence of a Buy-Out Event pursuant to Section 9.2,

(c)     the affirmative vote of the Board and the Members (in accordance with Section 3.3) to dissolve, wind up, and liquidate Company;

(d)     a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the business of Company; or

(e)     the occurrence of any event that requires dissolution of Company pursuant to any provision of the TBOC.  The Members hereby agree that, notwithstanding any provision of the TBOC, Company shall not dissolve prior to the occurrence of a Dissolution Event.

SECTION 11.2     ELECTION TO RECONSTITUTE COMPANY.

11.2.1     General Requirements.  If it is determined, by a court of competent jurisdiction, that Company has dissolved prior to the occurrence of a Dissolution Event, or upon the occurrence of an event specified in Section 11.1(d), then within an additional ninety (90) Days after such determination (the “Reconstitution Period”), a Required Interest may elect to reconstitute Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement;  provided, however, that the right of a Required Interest to reconstitute and continue the business of Company shall not exist and may not be exercised unless Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.  Unless such an election is made within the Reconstitution Period, Company shall liquidate and wind up its affairs in accordance with Section 11.3.

11.2.2     Consequences of Election.  If an election is made under Section 11.2.1 within the Reconstitution Period, then: (i) all Members shall be bound thereby and shall be deemed to have consented thereto; (ii) the reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in Section 11.1; (iii) unless otherwise agreed to by a Required Interest, the Certificate and this Agreement shall automatically constitute the Certificate and Agreement of such new Company; provided, however, that if it is necessary to file a new certificate of formation, or if the Members otherwise determine that is appropriate to file a new certificate of formation, all necessary steps shall be taken to cancel the Certificate of Formation and to enter into a new certificate of formation, and the Members shall cause such certificate of formation for the new Company to be filed in the office of the Secretary of State of the State of Texas in accordance with the TBOC; and (iv) all of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company.

SECTION 11.3     WINDING UP.

11.3.1     General.  Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that Company has dissolved prior to the occurrence of a Dissolution Event (unless Company is reconstituted pursuant to Section 11.2 hereof), Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as Company Property has been distributed pursuant to this Section 11.3 and Company has been dissolved pursuant to the TBOC.  The Liquidator shall be responsible for overseeing the winding up and dissolution of Company, which winding up and dissolution shall be completed as soon as reasonably possible following the occurrence of the Dissolution Event and within ninety (90) Days after the last day on which Company may be reconstituted pursuant to Section 11.2.  The Liquidator shall take full account of Company’s liabilities and Company Property and shall cause Company Property or the proceeds from the sale thereof, to the extent sufficient, to be applied and distributed, to the maximum extent permitted by Law, in the following order:

(a)     First, to creditors (including Members, to the extent permitted by Law) in satisfaction of all of Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under Section 18-601 or Section 18-604 of the TBOC;

(b)     Second, except as provided in this Agreement, to Members and former Members of Company in satisfaction of liabilities for distribution arising under Section 18-601 or Section 18-604 of the TBOC; and

(c)     Third, the balance, if any, to the Members in accordance with their Percentage Interests.

11.3.2     No Compensation.  No Member shall receive additional compensation for any services performed pursuant to this Article 11.

11.3.3     Final Allocations.  The Members intend that the allocations provided under Article 8 will produce final Capital Account balances for the Members such that liquidating distributions pursuant to Sections 11.3.1(c) or 11.4 are made in accordance with such Capital Account balances.  If the allocations otherwise made under Article 8 would fail to produce such final Capital Account balances, the Members shall have the power and authority to cause the allocations made under Article 8 to be made in a manner that achieves the foregoing intent as close as possible.

SECTION 11.4     COMPLIANCE WITH CERTAIN REQUIREMENTS.  In the event Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made to the Members in accordance with their Percentage Interests.  If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of Company with respect to such deficit, and such deficit shall not be considered a debt owed to Company or to any other Person for any purpose whatsoever.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 11 may be:

(a)     Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to Company, and paying any contingent or unforeseen liabilities or obligations of Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by Company would otherwise have been distributed to the Members pursuant to Section 11.3 hereof; or

(b)     Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

The portion of the distributions that would otherwise have been made to each of the Members that is instead distributed to a trust pursuant to Section 11.4(a) or withheld to provide a reserve pursuant to Section 11.4(b) shall be determined in the same manner as the expense or deduction would have been allocated if Company had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 11.3.

SECTION 11.5     DEEMED RECONSTITUTED COMPANY.  In the event Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, but no Dissolution Event has occurred, Company Property shall not be liquidated, Company’s liabilities shall not be paid or discharged, and Company’s affairs shall not be wound up.

SECTION 11.6     RIGHTS OF MEMBERS.  Except as otherwise provided in this Agreement, each Member shall look solely to Company Property for the return of its Capital Contribution and has no right or power to demand or receive Company Property other than cash.  If the assets of Company remaining after payment or discharge of the debts or liabilities of Company are insufficient to return such Capital Contribution, the Members shall have no recourse against Company or any other Member.

SECTION 11.7     NOTICE OF DISSOLUTION/TERMINATION.

(a)     In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 11.2, result in a dissolution of Company, Company shall, within thirty (30) Days thereafter, provide written notice thereof to each of the Members and to all other parties with whom Company regularly conducts business (as determined in the discretion of the Members), the Members shall publish, or cause to be published, notice thereof in a newspaper of general circulation in each place in which Company regularly conducts business (as determined in the discretion of the Members).

(b)     Upon completion of the distribution of Company Property as provided in this Article 11, Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 11.101 of the TBOC and shall take all such other actions as may be necessary to terminate Company.

SECTION 11.8     ALLOCATIONS DURING LIQUIDATION.  During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of Company have been distributed to the Members pursuant to Section 11.3 hereof (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article 8.

SECTION 11.9     CHARACTER OF LIQUIDATING DISTRIBUTIONS.  All payments made in liquidation of the interest of a Member in Company shall be made in exchange for the interest of such Member in Company Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

SECTION 11.10     FEES AND INDEMNIFICATION OF THE LIQUIDATOR.

(a)     Fees.  Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article 11 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(b)     Indemnification.  Company shall indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

SECTION 11.11     FORM OF LIQUIDATING DISTRIBUTIONS.  For purposes of making distributions required by Section 11.3 hereof, the Liquidator may determine whether to distribute all or any portion of Company Property in-kind or to sell all or any portion of Company Property and distribute the proceeds therefrom.

ARTICLE 12
DISPUTE RESOLUTION

SECTION 12.1     SPECIFIC PERFORMANCE.  Each of the Members acknowledges and agrees that Company and the other Members would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Members agrees that Company and the other Members shall be entitled to obtain injunctive relief in the form of temporary restraining orders and/or preliminary injunctions (but not, except to the extent available under Section 12.2, to permanent injunctions) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

SECTION 12.2     ARBITRATION.  Except as otherwise provided above by Section 12.1, any controversy which touches on or concerns this Agreement shall be resolved exclusively by binding arbitration administered pursuant to American Arbitration Association rules then applicable for commercial disputes.  In any controversy subject to such arbitration, the arbitrator may grant any relief, legal or equitable, interim or final, including without limitation a permanent injunction, which could be granted by a court of competent jurisdiction.  Any arbitration shall take place in Harris County, Texas, or as otherwise mutually agreed by the parties.  This clause shall survive the termination of this contract and is governed by the Federal Arbitration Act.

ARTICLE 13
MISCELLANEOUS

SECTION 13.1     REPRESENTATION AND WARRANTIES OF THE MEMBERS.  Each Member hereby represents and warrants to each other Member and Company that as of the date hereof:

(a)     Existence; Authority; Enforceability.  Such Member has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Member is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Member and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)     Absence of Conflicts. The execution and delivery by such Member of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Member; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Member is a party or by which such Member’s assets or operations are bound or affected; or (iii) violate, in any material respect, any applicable Law.

(c)      Consents. Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Member in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

(d)     Compliance with Legal Requirements. Each such Member, such Member’s assets, business and record keeping practices is not currently in violation of any applicable Law which violations could at any time (including, without limitation, after the Closing) have a material adverse effect upon (i) such Member, (ii) such Member’s ability to perform its obligations hereunder or (iii) any of the other Members.

SECTION 13.2     AMENDMENTS.  Amendments to this Agreement or the Certificate must be approved by the Board in accordance with the requirements of the Certificate and this Agreement.  A proposed amendment shall be adopted and be effective as an amendment to this Agreement or the Certificate, as appropriate; provided however, that this Agreement shall not be amended without the consent of each Member adversely affected by a proposed amendment if such amendment would alter the interest of a Member in any Company capital, assets or distributions.

SECTION 13.3     ENTIRE AGREEMENT.  This Agreement, along with the License Agreement, sets forth the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof, specifically the Letter of Agreement dated June 25, 2007.

SECTION 13.4     NOTICES.   All notices, requests, demands, claims, and other communications pertaining to this Agreement (“Notices”) must be in writing, must be sent to the addressee at the address set forth in this Section, or at such other address as the addressee has designated by a Notice given in the manner set forth in this Section 13.4, and must be sent by facsimile, courier, or prepaid, certified U.S. mail.  Notices will be deemed given (a) when received if sent by facsimile, and received between the hours of 8:00 a.m. and 5:00 p.m., local time of the destination address, on a Business Day (with confirmation of completed transmission sufficing as prima facie evidence of receipt of a notice sent by facsimile), and (b) when delivered and receipted for (or when attempted delivery is refused at the address where sent) if sent by courier or by certified U.S. mail.  Notices sent by facsimile and received after 5:00 p.m. any day and before 7:59 a.m. the next Business Day, local time of the destination address, will be deemed given at 8:00 a.m. on such next Business Day.  The addresses for Notices are as follows:

Company:	VERTIGRO ALGAE TECHNOLOGIES, LLC
1057 Doniphan Park Circle, Suite H El Paso, Texas 79922 Facsimile No.: ________________ Telephone No.: _______________

Members:	To the addresses set forth on the signature pages hereof.

SECTION 13.5     PUBLIC ANNOUNCEMENTS..  Unless required by Law, neither Company nor any Member shall make any public announcement regarding this Agreement or the transactions contemplated hereby without the consent of Company and all other Members, as applicable.  If required by Law, the disclosing party shall consult with Company and the Members, as applicable, in advance of making such public announcement.

SECTION 13.6     BINDING EFFECT.  Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

SECTION 13.7     CONSTRUCTION.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.  The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

SECTION 13.8     TIME.  For purposes of computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day.  The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

SECTION 13.9     HEADINGS.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

SECTION 13.10     SEVERABILITY.  Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.  The preceding sentence of this Section 13.10 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

SECTION 13.11     INCORPORATION BY REFERENCE.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

SECTION 13.12     FURTHER ACTION.  Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

SECTION 13.13     COUNTERPARTS.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

SECTION 13.14     GOVERNING LAW & VENUE.  THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.  THE VENUE FOR RESOLVING ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL BE HARRIS COUNTY, TEXAS.

[SEPARATE SIGNATURE PAGES ATTACHED]

SIGNATURE PAGE

Attached to and made a part of the
VERTIGRO ALGAE TECHNOLOGIES, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

dated as of May 5, 2008

IN WITNESS WHEREOF, the parties have entered into this Limited Liability Company Operating Agreement as of the date first above set forth.

Global Green Solutions, Inc.

By:	/s/ Doug Frater
Name: Doug Frater
Title: President and CEO

Address for Notice:

2519 San Marcos Ave.
San Diego, California 92104
Attention: Douglas Frater, President and Chief Executive Officer
Facsimile No.: (619) 393-0309
Telephone No.: (619) 591-8890

SIGNATURE PAGE

Attached to and made a part of the
VERTIGRO ALGAE TECHNOLOGIES, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

dated as of May 5, 2008

IN WITNESS WHEREOF, the parties have entered into this Limited Liability Company Operating Agreement as of the date first above set forth.

Valcent USA, Inc.

By:
Name:
Title:

Address for Notice:

1057 Doniphan Park Circle, Suite H
El Paso, Texas 79922
Attention: F. George Orr
Facsimile No.: ________________
Telephone No.: _______________

EXHIBIT A

VERTIGRO ALGAE TECHNOLOGIES, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

MEMBER NAMES	ORIGINAL CAPITAL CONTRIBUTIONS	NUMBER OF UNITS	PERCENTAGE INTEREST
Global Green Solutions, Inc.	$30,000.00	3,000,000	50%
Valcent USA, Inc.	$30,000.00	3,000,000	50%
TOTAL	$60,000.00	6,000,000	100%

A-1

EXHIBIT B

VERTIGRO ALGAE TECHNOLOGIES, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Additional Capital Contributions” means, with respect to each Member, the Capital Contributions made by such Member pursuant to Section 6.2, reduced by the amount of any liabilities of such Member assumed by Company in connection with such Capital Contribution or which are secured by any property contributed by such Member as a part of such Capital Contribution.  In the event all or a portion of a Member’s Membership Rights are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the transferred interest.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)           Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, manager, or general partner of such Person, or (iii) any Person who is an officer, director, manager, general partner, or trustee of any Person described in clauses (i) and (ii) of this sentence.  For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Year” means (i) the period beginning on the Effective Date and ending on March 31, 2008, (ii) any subsequent period beginning on January 1 and ending on the following March 31, or (iii) any portion of the period described in clause (ii) for which Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article 8.

“Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy, as hereinafter defined.

“Board” has the meaning set forth in Section 3.1.

“Book Value” means the Capital Account on the date of determination.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

“Buy-Out Event” has the meaning set forth in Section 9.2.

“Buy-Out Notice” has the meaning set forth in Section 9.2.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)           To each Member’s Capital Account there shall be credited (i) the Member’s Capital Contributions, including such Member’s Original Capital Contribution and any Additional Capital Contributions, (ii) the Member’s distributive share of Profits, (iii) any items in the nature of income or gain which are specially allocated to the Member pursuant to Section 8.3 or Section 8.4 and (iv) the amount of any Company liabilities assumed by the Member or which are secured by any Company Property distributed to the Member.

(b)           To each Member’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any Company Property distributed to the Member pursuant to any provision of this Agreement, (ii) the Member’s distributive share of Losses, (iii) any items in the nature of expenses or losses which are specially allocated to the Member pursuant to Section 8.3 or Section 8.4 and (iv) the amount of any liabilities of the Member assumed by Company or which are secured by any property contributed by the Member to Company.

(c)           A Member shall have a single Capital Account reflecting all of its Interest, regardless of the classes of Interest held and regardless of the time or manner in which the classes of Interest are acquired.

(d)           In the event all or a portion of a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(e)           In determining the amount of any liability for purposes of clauses (a) and (b) above of this definition, and for purposes of the definitions of “Additional Capital Contribution” and “Original Capital Contribution,” there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(f)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Members determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by Company or any Member), are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributable to any Member pursuant to Article 7 hereof upon the dissolution of Company.  The Members also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, such adjustment shall require the Member’s consent.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to Company by such Member (or its predecessors in interest) with respect to the Interest held by such Member.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

“Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Texas on February 29, 2008 for purposes of forming Company under the TBOC.

“Change of Control” means the acquisition by any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) of either (a) the beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 50% or more of the ownership interests in the Member, or (b) the right to otherwise control the conduct and operation of the Member’s business activities.

“Code” means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

“Company” means VERTIGRO ALGAE TECHNOLOGIES, LLC, the Texas limited liability company formed pursuant to the terms and conditions of this Agreement.

“Company Property” means all real and personal property owned by Company and any improvements thereto, and shall include both tangible and intangible property.

“Criminal Act” means any act resulting in a final, non-appealable (i) conviction (including a plea of no contest) in a U.S. federal or state court of competent jurisdiction of (x) a felony punishable by 1 or more years in jail or (y) any other violation of a criminal statute involving intentional fraud, misappropriation or embezzlement or (ii) determination by a court of competent jurisdiction that such Person has materially violated the federal or state securities laws of the United States or any rules or regulations issued pursuant to said laws, or the rules and regulations of any securities or commodities exchange or association.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the first succeeding Business Day.

“Defaulting Member” has the meaning set forth in Section 6.3.1.

“Default Notice” has the meaning set forth in Section 6.3.2.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except that (i) with respect to any asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes and with respect to which the “remedial method” under Regulation Section 1.704-3(d) is used to eliminate such difference, Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Regulation Section 1.704-3(d)(2), and (ii) with respect to any other asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

“Derivative Securities” has the meaning set forth in Section 6.7.1.

“Dissolution Event” has the meaning set forth in Section 11.1.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Fair Market Value” means, for purposes of Section 9.2, the fair market value mutually agreed to by the Selling Member and the Option Members, or, failing the ability of the Selling Member and the Option Members to agree upon such value within a twenty (20)-day period, the fair market value determined by a single independent appraiser, mutually acceptable to the Selling Member and the Option Members, or, failing their ability to agree upon a single independent appraiser within a ten (10)-day period, means the fair market value determined by a single independent appraiser, mutually acceptable to two other independent appraisers one of which was chosen by the Selling Member and the other chosen by the Option Members.

“Fiscal Year” means (i) the period beginning on the Effective Date and ending on March 31, 2008, and (ii) any subsequent period beginning on January 1 and ending on the earlier to occur of (A) the following March 31, or (B) the date on which all Company Property is distributed pursuant to Section 11.3 and Company is dissolved pursuant to the TBOC.

“GGRN” means Global Green Solutions, Inc., a Nevada corporation.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(A)           The initial Gross Asset Value of any asset contributed by a Member to Company shall be the gross fair market value of such asset, as determined by the contributing Member and the other Members;

(B)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times:  (A) the acquisition of additional Units or Interests by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by Company to a Member of more than a de minimis amount of Company Property as consideration for all or a portion of a Unit or Interest; and (C) the liquidation of Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) shall be made only if the Members reasonably determine that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in Company.  For purposes of making adjustments pursuant to this subparagraph (ii), the gross fair market values of Company assets shall be determined immediately prior to the event causing such adjustment;

(C)           the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the other Members; and

(D)           the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits and Losses” or Section 8.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Members determine that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.  For purposes of this definition of Gross Asset Value, a Capital Contribution or distribution shall be considered “de minimis” if its value is less than $10,000.

“Highest Applicable Rate” means the maximum interest rate allowable under applicable usury or other law.

“Hypothetical Tax Amount” means, with respect to each Member, an amount equal to the product of (i) the combined maximum prevailing federal and highest state and local income tax rates applicable to any Member (taking into account the deductibility of state and local tax rates and the character of income and loss allocated as it effects the applicable tax rate), and (ii) the net amount of cumulative Profits (net of Losses) allocated to such Member (or the Member’s predecessor in interest) for tax purposes since inception of Company through the end of the applicable Tax Allocation Period.

“Income Tax Liabilities” means liabilities and obligations (including estimated liabilities to the extent taxes and related amounts are required to be paid on an estimated basis) for U.S. federal and state income taxes (together with interest, penalties, additions to tax, or additional amounts attributable thereto) resulting from Company operations.

“Interest” means a Person’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, Company.

“Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within ninety (90) Days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within 90 Days.

“Issuance Items” has the meaning set forth in Section 8.3(h).

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of any governmental authority (including the TBOC and the Code).

“License Agreement” means the Technology License Agreement dated May 5, 2008 by and among the Company, Pagic LP, a Texas limited partnership, and West Peak Ventures of Canada Ltd., a company incorporated federally in Canada.

“Liquidation Period” has the meaning set forth in Section 11.8.

“Liquidator” means such Person designated by the Board.

“Losses” has the meaning set forth in the definition of “Profits and Losses.”

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in Company.

“Member Nonrecourse Deductions” shall have the meaning assigned to the term “partner nonrecourse deductions’’ in Treasury Regulation Section 1.704-2(i).

“Member Nonrecourse Debt” shall have the meaning assigned to the term “partner nonrecourse debt’’ in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Minimum Gain” shall have the meaning assigned to the term “partner nonrecourse minimum gain” in Treasury Regulation Section 1.704-2(i)(3).

“Membership Rights”  means with respect to any Member, (a) the Member’s status as a Member; (b) that Member’s Units and Interest; (c) all other rights, benefits and privileges enjoyed by that Member (under the TBOC, the Certificate, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of Company; and (d) all obligations, duties and liabilities imposed on that Member (under the TBOC, the Certificate, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“Minimum Gain” shall have the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Net Cash Flow” means all cash funds derived from Company’s operations (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements.

“Non-Defaulting Members” means Members other than Defaulting Members.

“Nonrecourse Deductions” shall have the meaning assigned that term in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” shall have the meaning assigned that term in Treasury Regulation Section 1.704-2(b)(3).

“Non-Transferring Member” has the meaning set forth in Section 9.3(a).

“Notices” has the meaning set forth in Section 13.4.

“Offer” has the meaning set forth in Section 9.3(c).

“Officer” means any Person designated as an officer of Company as provided in Section 3.4, but such term does not include any Person who has ceased to be an officer of Company.

“Option Members” has the meaning set forth in Section 9.2.2.

“Original Capital Contribution” means, with respect to each Member, the initial Capital Contribution made by such Member pursuant to Section 6.1, reduced by the amount of any liabilities of such Member assumed by Company in connection with such Capital Contribution or which are secured by any property contributed by such Member to Company as a part of such Capital Contribution.

“Percentage Interest” means, with respect to any Member, as of any date, the proportionate amount of Units held by such Member as set forth on Exhibit A at such time.  In the event all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the transferred Interest.

“Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

“Prime Rate” means the Prime Rate of interest most recently published in the Wall Street Journal.

“Profits and Losses” means, for each Allocation Year, an amount equal to Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a), including all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1), with any adjustments that are necessary or appropriate in order that the Capital Accounts will be considered to be determined and maintained in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv); provided, however, that in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, amortization, and other cost recovery deductions for such Allocation Year, computed in accordance with the definition of “Depreciation”; provided, further, that any items which are specially allocated pursuant to Section 8.3 (except those items set forth in Section 8.3(i)(A)) or Section 8.4 shall not be taken into account in computing Profits or Losses.  The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 8.3 and 8.4 shall be determined by applying rules analogous to those applicable pursuant to the foregoing requirements.

“Proposed Transfer Notice” has the meaning set forth in Section 9.3(b).

“Reconstitution Period” has the meaning set forth in Section 11.2.1

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Regulations.

“Regulatory Allocations” has the meaning set forth in Section 8.4.

“Required Interest” means Members holding more than two-thirds of all Percentage Interests at the time the determination in question is made; provided, however, in the case of any matter arising under Section 7.3, any Percentage Interest held by Defaulting Members shall be disregarded for these purposes.

“Selling Member” has the meaning set forth in Section 9.2.

“Tax Allocation Period” means (a) each period for which an individual estimated federal income tax payment is due, and (b) each Fiscal Year.

“Tax Matters Member” has the meaning set forth in Section 10.4.1.

“TBOC” means the Texas Business Organizations Code, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

“Technology” means shall mean any technologies for the commercial production of a high yield algae based biomass for industrial, commercial and retail applications, as more fully described in the License Agreement, including but not limited to, bio-fuel, food, health, pharmaceutical, and agricultural feedstock.

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, assignment, gift, pledge, hypothecation, encumbrance or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly, to transfer, sell, assign, give, pledge, hypothecate, encumber or otherwise dispose of an item.  With respect to Membership Rights, the term Transfer shall refer to all or any part of the beneficial ownership of, the voting power associated with, or any other right, power, or interest in, the Membership Rights.

“Transferring Member” has the meaning set forth in Section 9.3(a).

“Unit” means units representing the entire ownership interest and rights of a Member in Company at any particular time as a Member, including all Interests held by the Member and the right of the Member to any and all rights and benefits to which a Member is entitled pursuant to the terms of this Agreement.

“Voluntary Bankruptcy” means, with respect to any Person, (a)(i) the inability generally to pay its debts as they become due, (ii) the failure generally to pay its debts as such debts become due, or (iii) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (b) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (c) corporate action taken by such Person to authorize any of the actions set forth above.

“VUI” means Valcent USA, Inc., a Nevada corporation.

[END OF EXHIBIT B]